Exhibit 99.1

Novan Announces Data from B-SIMPLE Week 24 Safety Evaluation and COVID-19 Business Updates

•	Favorable SB206 Week 24 safety and scarring profiles

•	Type C teleconference with FDA for SB206 remains scheduled on April 1, 2020

•	Novan intends to screen NVN1000 against a number of viruses, including SARS-CoV-2

MORRISVILLE, N.C. - March 23, 2020 - Novan, Inc. (“the Company” or “Novan”) (Nasdaq:NOVN) today announced data from the prospectively planned safety evaluation through Week 24 as part of the Company’s Phase 3 B-SIMPLE program with SB206 for the treatment of molluscum contagiosum (“molluscum”). Top-line efficacy results from the B-SIMPLE program were announced in January 2020 with additional efficacy and safety analyses through Week 12 announced in February 2020.
The B-SIMPLE program consisted of two multi-center, randomized, double-blind, vehicle-controlled pivotal trials (“B-SIMPLE1” and “B-SIMPLE2”) in 707 patients aged 6 months and older, with a 2:1 (active:vehicle) randomization. The primary efficacy endpoint of the trials is complete clearance of all treatable molluscum lesions at Week 12, and follow-up included a Week-24 safety assessment.
The treatment emergent adverse events (“TEAEs”) profile of SB206 through the Week-24 visit was found to be favorable and was very similar between the two studies. The TEAEs reported in greater than 5% of subjects in the SB206 treated groups were application site pain and application site erythema, with the majority of these TEAEs being mild or moderate by severity.
Table 1: Overall Summary of TEAEs (Safety Population) at Week 24

	B-SIMPLE1		B-SIMPLE2
	SB206 (n=235)	Vehicle (n=116)	SB206 (n=237)	Vehicle (n=117)
Subjects with at least one…
TEAE	115 (48.9%)	36 (31.0%)	120 (50.6%)	30 (25.6%)
Serious TEAE	0	0	1 (0.4%)	1 (0.9%)
Treatment-related TEAE	86 (36.6%)	19 (16.4%)	86 (36.3%)	8 (6.8%)
TEAE leading to study drug discontinuation	7 (3.0%)	1 (0.9%)	17 (7.2%)	1 (0.9%)

Study drug discontinuations in the SB206 treatment arm were all due to application site reactions and no treatment-related serious adverse events were reported across both studies.
Molluscum, caused by a family of pox virus, is known to occasionally heal with small pitting. Scar formation was assessed by the investigator, regardless of the size of the scar, throughout the study for TEAEs, as well as occurrence. The TEAE for scarring was higher in vehicle group in both studies: B-SIMPLE1 (7.8% in vehicle vs. 2.6% in SB206) and B-SIMPLE2 (8.5% in vehicle vs. 4.2% in SB206). In addition, subjects treated with SB206 showed a lower occurrence of scarring consistently through the Week 24 visit when compared to vehicle.

Table 2: Number of Subjects (%) with Scarring by Visit (ITT Population1)

	B-SIMPLE1		B-SIMPLE2
	SB206 (n=236)	Vehicle (n=116)	SB206 (n=237)	Vehicle (n=118)
Week 4	0	0	8 (3.4%)	6 (5.1%)
Week 8	7 (3.0%)	7 (6.0%)	7 (3.0%)	9 (7.6%)
Week 12	6 (2.5%)	4 (3.4%)	12 (5.1%)	12 (10.2%)
Week 24	11 (4.7%)	11 (9.5%)	22 (9.3%)	14 (11.9%)
These findings support that SB206 may provide an enduring cosmetic benefit to reduce scarring compared to the vehicle treatment independently within each study.
“We believe the safety and scarring profiles of SB206 are attractive to the patients and caregivers that are currently faced with painful in-office, dermatologist-administered physical removal or blistering procedures,” commented Elizabeth Messersmith, Ph.D, Senior Vice President and Chief Development Officer. Dr. Messersmith further commented, “We look forward to our meeting that is scheduled with the FDA and the presentation of the B-SIMPLE efficacy and safety data as we pursue a path forward for the SB206 molluscum program in the U.S.”
In light of the developing COVID-19 pandemic and as of March 23, 2020, Novan has not received notification from the U.S. Food and Drug Administration (“FDA”) regarding a delay or cancellation of the Type C meeting scheduled on April 1, 2020. The meeting was originally scheduled and is set to be conducted as a teleconference. The purpose of the teleconference is to seek FDA feedback on the proposal to conduct one additional, well-controlled confirmatory study of SB206 to support a future New Drug Application (“NDA”).
As a further update, Novan intends to explore the use of its proprietary Nitricil technology to progress a potential topical oral or nasal treatment option for COVID-19, targeting the reduction of viral shedding and transmission. Nitric oxide (NO) has demonstrated the ability to inhibit viral replication of viruses within the Coronaviridae family2 and Novan has an extensive body of in vitro and in vivo anti-viral data demonstrating the efficacy of our proprietary technology. Novan has initiated a work order to complete in vitro assessment of our Nitricil technology, berdazimer sodium (NVN1000), against species within the Coronaviridae family, including SARS-CoV-2, the virus that causes COVID-19. The Company is also exploring the potential for federal grants to support these efforts.
Novan’s operations have continued amidst the COVID-19 pandemic, with the majority of employees working remotely, and the Company continues to monitor recommendations from the Centers for Disease Control and Prevention (CDC) and other federal, state and local public health and administration officials for further actions and adjustments.
1. Intent-to-Treat Population (“ITT”): consists of all subjects who are randomized.
2. Akerstrom S et. al., Nitric oxide inhibits the Replication Cycle of Severe Acute Respiratory Syndrome Coronavirus. J Virol 2005; 79(3):1966-9.
About Novan
Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging nitric oxide’s naturally occurring anti-microbial and immunomodulatory mechanisms of action to treat a range of diseases with significant unmet needs. We believe that our ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to improve patient outcomes in a variety of dermatology, women’s health and gastrointestinal diseases.

Forward-Looking Statements
This press release contains forward-looking statements including, but not limited to, statements related to testing of our Nitricil technology against species within the Coronaviridae family, pharmaceutical development of nitric oxide-releasing product candidates and our intention to advance development of certain product candidates, the schedule for and outcome of discussions with the FDA regarding our B-SIMPLE program, the timing for a third Phase 3 trial, the timing of potential regulatory submissions, our needs for funding and our intention to pursue funding alternatives. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in our ongoing or future product development activities and preclinical studies, which may not prove successful in demonstrating proof-of concept, or may show adverse toxicological findings, and even if successful may not necessarily predict that subsequent clinical trials will show the requisite safety and efficacy of our product candidates; the risk that disruptions at the FDA and other agencies could cause such agencies to cancel or postpone meetings or otherwise impact the ability of such agencies to provide regulatory guidance or feedback or timely review and process our regulatory submissions, all of which could have a material adverse effect on our business; the risk that the FDA will not agree with our position that the B-SIMPLE2 results can be used to support an NDA alongside results of a third confirmatory trial; the risk that results from a third Phase 3 trial will not be received timely or will not achieve significance sufficient to support an NDA; our ability to obtain funding or enter into strategic relationships on a timely basis, or at all, to enable or complete a third Phase 3 trial and to continue operations; our ability to reduce cash expenditures; risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that our product candidates may not be approved or that additional studies may be required for approval or other delays may occur and that we may not obtain funding sufficient to complete the regulatory or development process; risks related to the manufacture of clinical trial materials; our ability to obtain additional funding or complete other strategic alternatives necessary to continue our business and/or the further development of our product candidates; any operational or other disruptions as a result of the COVID-19 outbreak; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2019, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
CONTACT:
(Investors & Media)
Cole Ikkala
Director, Investor Relations, Communications & Business Development
cikkala@novan.com

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